EXHIBIT 99.2

NEWS
for immediate release

Contact:	Richard J. Poulton, Vice President, Chief Financial Officer
(630) 227-2075 | rpoulton@aarcorp.com

AAR Acquires International Component Repair Management Provider Airinmar

Acquisition Strengthens AAR’s Position as a Leading Worldwide
Aviation Supply Chain Solutions Provider

WOOD DALE, ILLINOIS (October 11, 2011) — AAR CORP. (NYSE: AIR) announced today that it has acquired Airinmar Holdings Limited (Airinmar), an international provider of aircraft component repair management services. The acquisition was paid for from available cash on hand and it is expected to be modestly accretive to earnings over the balance of the Company’s fiscal year 2012. The newly acquired business will operate as part of AAR’s Aviation Supply Chain segment.

With headquarters located in the United Kingdom near London Heathrow Airport, Airinmar supports airlines, aircraft manufacturers and maintenance, repair and overhaul (MRO) providers with component repair management services.

“The acquisition of Airinmar will significantly strengthen AAR’s supply chain solutions offering by extending our high-value repair management capabilities,” said David P. Storch, Chairman and Chief Executive Officer, AAR CORP. “The new business increases our international presence, contributes to the growth of our commercial and defense businesses and will lead to increased efficiencies across our own supply chain, logistics and MRO operations.”

Airinmar supports a diverse and global customer base. Airinmar creates value through its in-depth knowledge of aircraft component repair requirements, value engineering capabilities, proprietary IT solutions and excellent relationships with its global supplier base. Established in 1985, Airinmar currently employs approximately 145 employees at locations throughout the world.

AAR is a leading provider of products and value-added services to the worldwide aerospace, government and defense industries. With facilities and sales locations around the world, AAR uses its close-to-the-customer business model to serve customers through four operating segments: Aviation Supply Chain; Maintenance, Repair and Overhaul; Structures and

Systems; and Government and Defense Services. More information can be found at www.aarcorp.com.

Named One of The Most Trustworthy Companies by Forbes magazine.

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s May 31, 2011 Form 10-K. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.